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                                                                    EXHIBIT 4(f)

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                  FORM OF PROMISSORY NOTE FOR BRIDGE INVESTORS


     THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR UNDER THE PROVISIONS OF ANY APPLICABLE STATE SECURITIES LAWS, BUT HAS BEEN ACQUIRED BY THE REGISTERED HOLDER HEREOF FOR PURPOSES OF INVESTMENT AND IN RELIANCE OF STATUTORY EXEMPTIONS UNDER THE 1933 ACT, AND UNDER ANY APPLICABLE STATE SECURITIES LAWS. THIS NOTE MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR ASSIGNED EXCEPT IN A TRANSACTION WHICH IS EXEMPT UNDER PROVISIONS OF THE 1933 ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT; AND IN THE CASE OF AN EXEMPTION, ONLY IF THE MAKER HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE MAKER THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION OF THIS NOTE UNDER THE 1933 ACT OR APPLICABLE STATE SECURITIES LAWS.

                           SIGA PHARMACEUTICALS, INC.

[              ], 1997  NEW YORK, NEW YORK
NO. PN-SIGA-97-[  ]  $[            ]

                    10% SENIOR SUBORDINATED PROMISSORY NOTE

          SIGA PHARMACEUTICALS, INC., a Delaware corporation with an address at 666 Third Avenue, 30th Floor, New York, NY 10017 (the "Maker"), for value received, hereby promises to pay to [NAME OF HOLDER] or [HIS/HER] registered assigns (the "Holder") on the earlier of (i) the closing of an initial public offering of the Issuer's common stock, par value $.0001 per share (the "Common Stock"), pursuant to the Securities Act of 1933, as amended (the "Act"), or (b)
[6 MONTHS AFTER DATE OF PROMISSORY NOTE], 1997, the principal sum of [$        ]
in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest (computed on the basis of a 360 day year of twelve months) on the outstanding principal sum hereof at the rate of 10% per annum from the date hereof until the Maker's obligation with respect to the payment of such principal sum shall be discharged as herein provided. The earliest date is hereinafter referred to as the "Maturity Date." Principal and interest shall be payable on the Maturity Date in like coin or currency to the Holder hereof at the office of the Maker as hereinafter set forth. The Holder is also simultaneously herewith receiving warrants to purchase the number of shares of Common Stock which equals [50% OF PRINCIPAL SUM] divided by the initial public offering price of the Common Stock (the "IPO Price"), at an exercise price equal to the IPO Price. This Note is one of a series of senior promissory notes of the Maker in the aggregate principal amount of $1,000,000 issued or to be issued in connection with a private placement (the "Private Placement") of the Maker of up to 40 units of its securities ("Units"), each Unit consisting of Notes in denominations of $25,000 per Note (the "Notes") and warrants to purchase the number of shares of Common Stock which equals $25,000 divided by the initial public offering price of the Common Stock, at an exercise price equal to the IPO Price (the "Warrants"). This Note shall rank pari passu with all of the other
                                              ---- -----
Notes.

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     1.   TRANSFERS OF NOTE TO COMPLY WITH THE 1933 ACT
          ---------------------------------------------

          The Holder agrees that this Note may not be sold, transferred, pledged, hypothecated or otherwise disposed of except as follows: (1) to a person whom the Note may legally be transferred without registration and without delivery of a current prospectus under the 1933 Act with respect thereto and then only against receipt of an agreement of such person to comply with the provisions of this Section 1 with respect to any resale or other disposition of the Note; or (2) to any person upon delivery of a prospectus then meeting the requirements of the 1933 Act relating to such securities and the offering thereof for such sale or disposition, and thereafter to all successive assignees.

     2.   PAYMENT AND PREPAYMENT
          ----------------------

          All payments on this Note shall be applied first to the payment of accrued interest, and, after all such interest has been paid, any remainder shall be applied to reduction of the principal balance.

          Maker may prepay all or any part of the principal sum from time to time without penalty at its sole discretion on a date that interest payments hereunder become due and payable, provided that any such principal prepayment shall be accompanied by all interest then accrued and shall be made on a pro rata basis with all of the other Notes then outstanding.

     3.   SUBORDINATION
          -------------

          The indebtedness evidenced by this Note is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all the Maker's "Senior Indebtedness" (as hereafter defined).

     (a) SENIOR INDEBTEDNESS. As used in this Note, the term "Senior Indebtedness" shall mean the principal of and unpaid accrued interest on all indebtedness of the Maker to banks or other institutional lenders and any indebtedness to refinance the outstanding balance thereof.

     (b)  DEFAULT ON NOTE OR SENIOR INDEBTEDNESS.   If this Note shall be
declared due and payable upon the occurrence of an "Event of Default" as defined hereinafter, then: (i) no amount shall be paid by the Maker in respect of the principal of or interest on this Note at the time outstanding, unless and until any payment defaults, if any, under any of the Senior Indebtedness then outstanding shall be fully cured, and (ii) no claim or proof of claim shall be filed with the Maker by or on behalf of the Holder of this Note that shall assert any right to receive any payments in respect of the principal of and interest on this Note, except subject to the curing of any and all payment defaults in regard to any of the Senior Indebtedness then outstanding. If there occurs an event of default relating to the payment of principal and interest that has been declared in writing with respect to any Senior Indebtedness, or in the instrument under which any Senior Indebtedness is outstanding, permitting the holder of such Senior Indebtedness to accelerate the maturity thereof, then, unless and until such event of default relating to the payment of principal and interest shall have been cured or waived or shall have ceased to exist, or all Senior

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Indebtedness shall have been paid in full, no payment shall be made in respect of the principal of this Note, unless within six (6) months after the happening of such event of default, the maturity of such Senior Indebtedness shall not have been accelerated by the holder of such Senior Indebtedness. In the event of any such default on the Senior Indebtedness, Maker hereby undertake to notify the Holder within ten days of such default.

     (c) EFFECT OF SUBORDINATION. Nothing contained in this Section 3 shall impair, as between the Maker, on the one hand, and the Holder, on the other hand, the obligation of the Maker, subject to the terms and conditions hereof, to pay to the Holder the principal hereof and interest hereon as and when the same become due and payable or shall prevent the Holder of this Note, upon default hereunder, from exercising all rights, powers and remedies otherwise provided herein or by applicable law. In the event the principal of this Note is not paid as a result of the provisions of this Section 3, interest on this Note will accrue at the rate of 12% per annum until the principal of an accrued interest on this Note shall be paid in full.

     (d) UNDERTAKING. By its acceptance of this Note, the Holder agrees at the expense of the Maker to execute and deliver such documents as may be reasonably requested from time to time by the Maker or the lender of any Senior Indebtedness in order to implement the foregoing provisions of this Section 3.

     4.   EVENTS OF DEFAULT AND REMEDIES
          ------------------------------

          At the option of Holder, but subject to Section 3, the entire unpaid principal sum and all accrued interest shall become immediately due and payable, without notice or demand, upon the occurrence of any one or more of the following events of default ("Events of Default"):

     (a) Maker shall fail to make payment of principal or interest hereunder, under any of the other Notes of Maker in aggregate principal amount of $750,000 outstanding as of the date hereof for a period of five days from the date due;

     (b) Maker shall be unable, or admit in writing its inability, to pay its debts, or shall not pay its debts generally as they come due, or shall make any assignment for the benefit of creditors;

     (c) Maker shall take action to liquidate or dissolve or shall sell all or substantially all of its assets, by means of an asset sale, merger or issuance of capital stock resulting in a change of control (except that any liquidation, dissolution or sale of assets that occurs solely in connection with Maker's currently anticipated change in organizational structure from a limited liability company to a corporation, shall not constitute a default hereunder);

     (d) Maker shall commence, or there shall be commenced against Maker, any case, proceeding, or other action seeking to have an order for relief entered with respect to Maker, or to adjudicate Maker as a bankrupt or insolvent; or

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     (e) Maker shall breach any of its covenants or agreements hereunder and such breach shall not be cured within 15 days after the occurrence thereof.

     5.   MISCELLANEOUS
          -------------

          No delay on the part of Holder in exercising any option, power or right shall constitute a waiver thereof.

          In the event this Note is turned over to an attorney for collection, Maker agrees to pay all costs of collection, including reasonable attorneys' fees, which amounts may, at Holder's option, be added to the principal hereof.

          No recourse under or upon any obligation, covenant or agreement of this Note, or for any claim based thereon or otherwise in respect thereof, shall be had against any principal, or against any past, present, or future member, manager, or economic interest holder as such, of Maker or of any incorporator, stockholder, officer or director of any successor corporation, either directly or through Maker; it being expressly agreed that this Note and the obligations hereunder are solely organizational obligations of Maker and any successor corporation.

          This Note shall be governed as to validity, interpretation, construction, effect and in all other respects by the laws and decisions of the State of New York. Maker, and any endorsers, sureties and guarantors, agree that the state courts located in the State of New York shall have subject matter jurisdiction to entertain any action brought to enforce or collect upon this Note and, by execution hereof, voluntarily submit to personal jurisdiction of such courts; provided, however such jurisdiction shall not be exclusive and, at its option, Holder may commence such action in any other court which otherwise has jurisdiction.

          Maker waives demand for payment, presentment for payment, notice of nonpayment or dishonor, protest and notice of protest, and agrees to any extension of time of payment and partial payments before, at, or after maturity. No renewal or extension of this Note, no release or surrender of any security for this Note, no release of any person liable hereon, no delay in the enforcement hereof, and no delay or omission in exercising any right or power hereunder, shall affect the liability of Maker. No delay or omission by Holder in exercising any power or right hereunder shall impair such right or power or be construed to be a waiver of any default, nor shall any single or partial exercise of any power or right hereunder preclude any or full exercise thereof or the exercise of any other right or power. Each legal holder hereof shall have and may exercise all the rights and powers given to Holder herein.


                   [Balance of Page Intentionally Left Blank]

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     This Note may not be changed or terminated orally.

     IN WITNESS WHEREOF, Maker has duly executed this Note on the date first above written.

                                    SIGA PHARMACEUTICALS, INC.


                                    By:______________________________
                                       Authorized Officer


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